Exhibit 10.1

SEVERANCE AND CHANGE OF CONTROL AGREEMENT

THIS AGREEMENT, effective as of _______________, 202___ is by and between REGENCY CENTERS CORPORATION, a Florida corporation (the “Company”), Regency Centers, L.P., a Delaware limited partnership (the “Partnership”), and _________________ (the “Employee”).

WHEREAS, to induce the Employee to serve (or continue to serve) as an officer of the Company and a key employee of the Partnership, the Company, the Partnership, and the Employee desire to enter into this Severance and Change Of Control Agreement (the “Agreement”); and

WHEREAS, the parties agree that the restrictive covenants underlying certain of the Employee’s obligations under this Agreement are necessary to protect the goodwill or other business interests of the Regency Entities (as defined herein) and that such restrictive covenants do not impose a greater restraint than is necessary to protect such goodwill or other business interests.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, including the Employee’s agreement to serve (or continue to serve) as an officer of the Company and as an employee of the Partnership, and the restrictive covenants contained herein, the Employee, the Company, and the Partnership agree as follows:

1.
Definitions. The following words, when capitalized in this Agreement, shall have the meanings ascribed below.
(a)
“Affiliate” shall have the meaning given to such term in Rule 12b-2 of the General Rules and Regulations of the Exchange Act.
(b)
“Average Annual Cash Bonus” means the average of the annual cash bonus, if any, awarded to the Employee with respect to the three (3) fiscal years prior to the Termination Date (or the period of the Employee’s employment, if shorter).
(c)
“Board” means the Board of Directors of the Company.
(d)
“Cause” means the termination of the Employee’s employment with the Partnership and all Regency Entities by action of the Board or its delegate for one or more of the following reasons:
(i)
The Employee is convicted of, or pleads nolo contendere to, a felony under any state, federal or local law;
(ii)
The Employee engages in willful or gross misconduct or willful or gross negligence in performing the Employee’s duties, or fraud, misappropriation or embezzlement, in each case that is materially and demonstrably injurious to the Company or the Partnership; and
(iii)
The Employee materially breaches this Agreement, and the Employee fails to cure the breach to the reasonable satisfaction of such entity, if capable of cure, within thirty (30) days after written notice by such entity of the breach;
(iv)
The Employee engages in conduct that, if known outside any of the Regency Entities, could reasonably be expected to cause harm to the reputation of the Company or the Partnership, and the Employee fails to cure the breach to the reasonable satisfaction of such entity, if capable of cure, within thirty (30) days after written notice by such entity of the breach;

(v)
The Employee engages in sexual misconduct, discrimination, harassment, retaliation, assault, or other improper or violent conduct toward any employee or third party, or other similar conduct, in each case that in the view of the Company could result in reputational or financial harm to the Company or the Partnership;
(vi)
The Employee engages in conduct that constitutes a violation of law, or a material breach of any policy, procedure, rule, regulation, or directive of the Company or the Partnership; or
(vii)
The Employee’s continued failures to meet the reasonable expectations of management regarding performance of his or her duties, and the Employee fails to correct such failures to the reasonable satisfaction of the Company or the Partnership, as applicable, if capable of cure, within thirty (30) days after written notice by such entity of such failures.

Notwithstanding the foregoing, during the Change of Control Period, the definition of Cause shall be limited to the events described in subsection (i), (ii) and (v) above.

For purposes of this definition, the Employee’s actions or failure to act shall not be considered “willful” unless it is done, or omitted to be done, by Employee in bad faith or without reasonable belief that Employee’s action or omission was in the best interests of the Company and the Partnership. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or , if applicable, upon the instructions of the Chief Executive Officer of the Company or another senior officer of the Company or based upon the advice of counsel for the Company or the Partnership shall be conclusively presumed to be done, or omitted to be done, by the Employee in good faith and in the best interests of the Company and the Partnership.

If the act or omission of the Employee could be considered “Cause” under more than one provision above, then the Company shall have the discretion to determine which provision(s) applies in such circumstance.

If matters constituting Cause within the meaning of subsection (i), (ii) or (v) become known to the Company or the Partnership subsequent to the time that the Employee’s termination occurs, then the Board may, by delivery of written notice to the Employee, treat such termination as being for Cause, cease and terminate any severance payments or benefits then remaining, and seek reimbursement of all payments made and benefits provided, with interest, hereunder or under any other agreement in connection with such termination by any available legal means; provided, however, that if such matters become known during the Change of Control Period, then the procedures described in the following paragraph must be followed prior to the Board’s issuance of the notice.

During the Change of Control Period, the Employee’s termination of employment shall not be deemed to be for Cause unless and until there shall have been delivered to the Employee a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board (excluding the Employee if the Employee is a member of the Board) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Employee and the Employee is given an opportunity, together with counsel for the Employee, to be heard before the Board), finding that, in the good faith opinion of the Board, the Employee is guilty of the conduct described in subsection (i), (ii) or (v) above, and specifying the particulars of its determination thereof in detail. No formal action with respect to the Employee’s employment status may be taken by the Company pending the foregoing actions by the Board, except that the Company may place the Employee on paid administrative leave beginning on the date the Company notifies the Employee of the date of the Board meeting through the date of the Board’s final decision on the matter, and doing so shall not be considered Good Reason nor a termination without Cause.

(e)
“Change of Control” means the first to occur of any of the following:
(i)
an acquisition by Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (1) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company; (B) any acquisition by the Company; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company; or (D) any acquisition by any entity pursuant to a transaction that complies with clauses (1), (2) and (3) of subsection (iii) of this Section 1(e);
(ii)
a change in the composition of the Board such that the individuals who, as of the date of this Agreement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that, any individual who becomes a member of the Board subsequent to the date of this Agreement whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be considered as a member of the Incumbent Board;
(iii)
the consummation of a reorganization, merger, statutory share exchange, consolidation or similar transaction involving the Company or any of its subsidiaries or sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or securities of another entity by the Company or any of its subsidiaries (a “Business Combination”), in each case, unless, following such Business Combination: (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock (or, for a noncorporate entity, equivalent securities) and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or, for a noncorporate entity, equivalent securities), as the case may be, of the entity resulting from such Business Combination (including an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; (2) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock (or, for a noncorporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination; and (3) at least a majority of the members of the board of directors (or, for a noncorporate entity, equivalent body or committee) of the entity resulting from such Business Combination were members of the Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
(iv)
the approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding any other provision of this Agreement, with respect to any payments or benefits that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, a Change of Control shall not constitute a payment or settlement event with respect to such payments or benefits, or an event that otherwise changes the timing of payment or settlement of such payments or benefits, unless the Change of Control also constitutes an event described in Section 409A(a)(2)(v) of the Code and the regulations thereto. For the avoidance of doubt, this paragraph shall have no bearing on the Employee’s entitlement to receive any such payments or benefits under this Agreement that are otherwise payable but for Section 409A of the Code.

(f)
“Change of Control Period” means the period commencing on the date of the Change of Control and ending on the second anniversary thereof.
(g)
“Code” means the Internal Revenue Code of 1986, as amended. References to a specific section of the Code shall include the rules or regulations promulgated thereunder and any successor provisions.
(h)
“Disability” has the meaning given in the Partnership’s or Company’s long-term disability plan or policy (regardless of whether the Employee is covered thereby) or, if no such plan or policy is in place, then “Disability” means the Company’s determination that the Employee has been unable to substantially perform the Employee’s duties, due to a medically-determinable physical or mental incapacity, for one-hundred eighty (180) consecutive days.
(i)
“Exchange Act” means the Securities Exchange Act of 1934, as amended. References to a specific section of the Exchange Act shall include the rules or regulations promulgated thereunder and any successor provisions.
(j)
“General Release” means an agreement whereby the Employee (i) releases all claims against the Regency Entities relating to the Employee’s employment and termination thereof, and (ii) agrees to continue to comply with, and be bound by, the provisions of Section 9 hereof. Such General Release shall contain only customary provisions, including customary exclusions, and may not impose any additional post-termination obligations or restrictions on Executive that are not already expressly described herein. In addition, such release shall not require a release of the Employee’s right to indemnification under law, the Company’s and the Partnership’s governance documents, or any indemnification agreement that may be in effect for the benefit of such Employee.
(k)
“Good Reason” means the occurrence of one of the following without the Employee’s prior written consent, provided that the procedures described herein are followed:

(i)
the assignment to the Employee of duties materially inconsistent with the Employee’s position (including titles and reporting requirements), authority, duties or responsibilities, or a material diminution in such position, authority, duties or responsibilities;
(ii)
solely during the Change in Control Period, a material diminution in the authorities, duties or responsibilities of the person to whom the Employee is required to report, including a requirement that the Employee report to a lower-level officer or employee than the Employee was reporting to immediately prior to the Change of Control Period or, in the case of an officer who reports directly to the Board, no longer reporting directly to the Board (or the Board of Directors of the ultimate parent entity of the successor in the Change of Control);
(iii)
a material diminution of the Employee’s base salary or incentive compensation opportunity (including (A) a reduction in annual bonus opportunity compared to the opportunity in the prior year, (B) a reduction in the grant date fair value of annual equity awards compared to the grant date value in the prior year and (C) during the Change in Control Period, any change to the terms and conditions of incentive compensation opportunities or annual equity awards that are less favorable in all material respects than the terms and conditions in effect prior to the Change of Control), except in the case of a general reduction in base salary or incentive compensation opportunity that occurs other than during the Change in Control Period and that affects all senior executives in substantially the same proportions;
(iv)
the Company’s requiring the Employee (A) to be based at any office or location other than that currently in effect for the Employee which results in a material increase in the Employee’s commute to and from the Employee’s primary residence (for this purpose an increase in the Employee’s commute by 35 miles or more shall be deemed material); or (B) solely during the Change of Control Period, to be based at a location other than the principal executive offices of the Company if the Employee was employed at such location immediately preceding the Change of Control; or
(v)
any other action or inaction that constitutes a material breach by the Company of this Agreement, including any failure by the Company to comply with and satisfy the successors provision set forth in Section 13.

The Employee’s mental or physical incapacity following the occurrence of an event described above in subsections (i) through (v) hereof shall not affect the Employee’s ability to terminate employment for Good Reason and the Employee’s death following delivery of a notice of termination for Good Reason shall not affect the Employee’s estate’s entitlement to severance payments benefits provided hereunder upon a termination of employment for Good Reason.

To invoke a termination for Good Reason, whether before or after a Change of Control, the Employee shall provide a Termination Notice to the Company within 90 days following the Employee’s knowledge of the initial existence of one or more of the conditions described in subsections (i) through (v) giving rise to Good Reason, and the Company and the Partnership shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the asserted condition or conditions. If the Company or the Partnership, as applicable, does not cure the asserted condition within the Cure Period, then the Employee’s Termination Date will occur on the day immediately following the end of the Cure Period. If the Company or the Partnership, as

applicable, cures the asserted condition or conditions within such thirty (30) day Cure Period, then the Employee will be deemed to have withdrawn the notice of termination effective as of the date the cure is affected.

(l)
“Medical Benefits” shall mean the monthly fair market value of benefits provided to the Employee and the Employee’s dependents under the major medical, dental and vision benefit plans sponsored and maintained by the Company or Partnership, at the level of coverage in effect for such persons immediately prior to the Employee’s Termination Date. The “monthly fair market value” of such benefits shall be equal to the monthly cost as if such persons elected COBRA continuation coverage at such time at their own expense.
(m)
“Person” means a “person” as used in Sections 3(a)(9) and 13(d) of the Exchange Act.
(n)
“Qualifying Retirement” means the Employee’s voluntary termination of employment after the Employee has (i) attained (X) age 65, or (Y) age 60 with 10 Years of Service, and (ii) previously delivered a written notice of retirement to the Partnership at least one (1) year prior to the date of retirement. “Years of Service” means the Employee’s total years of employment with a Regency Entity, including years of employment with an entity that is acquired by a Regency Entity prior to such acquisition.
(o)
“Regency Entity” or “Regency Entities” means the Company, the Partnership, any of their Affiliates, and any other entities that along with the Company or the Partnership is considered a single employer pursuant to Code Section 414(b) or (c) and the Treasury regulations promulgated thereunder, determined by applying the phrase “at least 50 percent” in place of the phrase “at least 80 percent” each place it appears in such Treasury regulations or Code Section 1563(a).
(p)
“Termination Date” means the date the Employee’s employment terminates with all Regency Entities, which shall generally be the date the party initiating the termination provides notice of termination to the other, provided that if the Employee’s employment is terminated by the Company for Cause, then Termination Date means the date of receipt of the Notice of Termination or any later date specified therein (subject to the requirements of this Agreement in connection with such termination), and if the Employee’s employment is terminated by the Employee for Good Reason, then Termination Date means the day following the expiration of the Cure Period.
(q)
“Termination Notice” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) specifies in reasonable details the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated, and (iii) if the Termination Date is other than the date of receipt of such notice, specifies the Termination Date.
2.
Term of the Agreement. The term of this Agreement shall begin on the date hereof and end at 11:59 p.m. on December 31, 2022, and thereafter shall automatically renew for successive one (1) year terms unless either party delivers written notice of non-renewal to the other party at least ninety (90) days prior to the end of the then current term; provided, however, that if a Change of Control has occurred during the original or any extended term (including any extension resulting from a prior Change of Control), the term of the Agreement shall end no earlier than twenty-four (24) calendar months after the end of the calendar month in which the Change of Control occurs.
3.
Severance. If the Company terminates Employee’s employment without Cause or the Employee terminates the Employee’s employment for Good Reason, the Partnership shall pay to the Employee, in cash, the following:

(a)
Termination Occurring Other than During Change of Control Period. If such termination occurs other than during the Change in Control Period, then the Partnership shall pay, or cause to be paid, the Employee:
(i)
the sum of (A) any accrued but unpaid Base Salary and accrued but unused vacation, which shall be paid on the pay date immediately following the date of the Employee’s termination in accordance with the Partnership’s normal payroll practices, (B) any unreimbursed business expenses which were properly incurred before the Termination Date at the time such amount would normally be paid under the Company’s expense reimbursement policy, and (C) any earned but unpaid annual bonus with respect to any completed fiscal year of the Company or the Partnership ending immediately preceding the Employee’s Termination Date, which shall be paid on the otherwise applicable payment date for such bonus (collectively, the “Accrued Benefits”); and
(ii)
subject to subsection (d) below, an amount equal to the sum of (A) __________ months of the Employee’s base monthly salary in effect on the Employee’s Termination Date, (B) _____ percent (___%) of the Employee’s Average Annual Cash Bonus, and (C) ____________ months of the Employee’s Medical Benefits. Payment shall be made in a lump sum as soon as practicable following the later of the Employee’s Termination Date and the effective date of the General Release.
(b)
Termination Occurring During the Change of Control Period. If such termination occurs during the Change of Control Period, then the Partnership shall pay the Employee:
(i)
The Accrued Benefits, with each amount to be paid out at the times set forth in Section 3(a) above;
(ii)
Subject to subsection (d) below, a pro-rated annual bonus for the fiscal year in which the Termination Date occurs based on the higher of Employee’s Average Annual Cash Bonus and the Employee’s target annual bonus for the year in which the Termination Date occurs (or, if the target has not yet been set or has been reduced from that in effect prior to the Change of Control, the target bonus as was in effect immediately prior to the Change of Control). In either case the pro-rated amount shall be calculated by multiplying the applicable amount by a fraction, the numerator of which is the total number of days between the first day of the fiscal year of the Company or the Partnership with respect to such annual bonus and the Termination Date (including the Termination Date), and the denominator of which is the total number of days in such fiscal year. Subject to any applicable deferral election, such payment shall be made in a lump sum as soon as practicable following the later of the Employee’s Termination Date and the effective date of the General Release; and
(iii)
Subject to subsection (d) below, an amount equal to the sum of (A) twenty-four (24) months of the Employee’s monthly base salary in effect on the date the Employee’s employment terminates, (B) two hundred percent (200%) of the Employee’s Average Annual Cash Bonus, and (C) twenty-four (24) months of the Employee’s Medical Benefits. Payment shall be made in a lump sum as soon as practicable following the later of the Employee’s Termination Date and the effective date of the General Release.
(c)
Determination of Base Salary. For purposes of this Agreement, in the event there is a reduction in the Employee’s base salary that would constitute a basis for a termination for Good Reason,

the base salary used for purposes of calculating the severance payable pursuant to this Section 3 shall be the amount in effect immediately prior to such reduction.
(d)
General Release. Notwithstanding any provision herein to the contrary, neither the Company nor the Partnership shall have any obligation to pay any amount or provide any benefit, as the case may be, other than the Accrued Benefits under this Agreement, unless the Employee executes, delivers to the Partnership, and does not revoke (to the extent the Employee is allowed to do so as set forth in the General Release or pursuant to law), a General Release within sixty (60) days of the Employee’s Termination Date.
4.
Impact of Death, Disability and Retirement on Entitlement to Severance.
(a)
Notwithstanding anything herein to the contrary, if the Employee delivers written notice of a Qualifying Retirement to the Partnership and the Employee subsequently becomes entitled to receive any severance payments or benefits described in Section 3(a), then the amount of such payments and benefits shall be limited to those that the Employee would have otherwise received had such employment continued through the date of the Employee’s Qualifying Retirement as indicated in the Employee’s notice. For clarity, if the Employee becomes entitled to payments and benefits under Section 3(b), then this Section 4(a) shall not apply and the Employee shall be entitled to the full benefits described in Section 3(b).
(b)
If the Employee dies after receiving a Termination Notice from the Company that the Employee is being terminated without Cause, or after providing a Termination Notice for Good Reason, but prior to the date the Employee receives the payments and benefits described in Section 3, then the Employee’s estate, heirs and beneficiaries shall be entitled to the payments and benefits described in Section 3, no General Release will be required, and such amounts shall be paid as soon as practicable following the Employee’s death.
(c)
In no event shall a termination of the Employee’s employment due to death or Disability constitute a termination by the Partnership without Cause or a termination by the Employee for Good Reason.
5.
Change of Control – Excise Tax. If the Company’s legal counsel, tax advisors or accountants, as selected by the Company prior to the Change of Control, determine that any payment, benefit or transfer by the Company under this Agreement or any other plan, agreement, or arrangement to or for the benefit of the Employee (in the aggregate, the “Total Payments”) to be subject to the tax (“Excise Tax”) imposed by Code Section 4999 but for this Section 5, then, notwithstanding any other provision of this Agreement to the contrary, the Total Payments shall be delivered either (a) in full or (b) in an amount such that the value of the aggregate Total Payments that the Employee is entitled to receive shall be One Dollar ($1.00) less than the maximum amount that the Employee may receive without being subject to the Excise Tax, whichever of (a) or (b) results in the receipt by the Participant of the greatest benefit on an after-tax basis (taking into account applicable federal, state and local income taxes and the Excise Tax). In the event that (b) results in a greater after-tax benefit to the Employee, payments or benefits included in the Total Payments shall be reduced or eliminated by applying the following principles, in order: (i) the payment or benefit with the higher ratio of the parachute payment value to present economic value (determined using reasonable actuarial assumptions) shall be reduced or eliminated before a payment or benefit with a lower ratio; (ii) the payment or benefit with the later possible payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (iii) cash payments shall be reduced prior to non-cash benefits; provided that if the foregoing order of reduction or elimination would violate Section 409A of the Code, then the reduction shall be made pro rata among the payments or benefits included in the Total Payments (on the basis of the relative present value of the parachute payments). The Employee shall be entitled to receive a copy of the Company’s legal counsel, tax advisor’s or accountant’s calculations performed for purposes of this Section 5 upon request.
6.
Other Payments and Benefits. On any termination of employment, including, without limitation, termination due to the Employee’s death or Disability or for Cause, the Employee shall receive any accrued but unpaid salary, reimbursement of any business or other expenses incurred prior to Termination Date but for which the Employee had not received reimbursement, and any other rights, compensation and/or benefits as may be due the Employee in accordance with the terms and provisions of any agreements, plans or programs of the Company or the Partnership (but in no event shall the Employee be entitled to duplicative rights, compensation and/or benefits).
7.
Non-Duplication of Benefits. It is intended that the payments and benefits provided under this Agreement are in lieu of, and not in addition to, termination or severance payments and benefits provided under any other termination or severance plans, policies or agreements, if any, of the Company or the Partnership; provided, however, that for clarity, the treatment of any equity awards previously received by the Employee prior to his or her Termination Date shall be addressed pursuant to the terms of separate agreements between the Employee and the Company or the Partnership, as applicable, and the plan and other related documents governing any such awards.
8.
Set Off; Mitigation. The obligation of the Company or the Partnership to pay or provide the Employee the amounts or benefits under Section 3(a) of this Agreement shall not be subject to set-off, counterclaim or recoupment of amounts owed by the Employee to the Company or the Partnership. In addition, the Employee shall not be required to mitigate the amount of any payments or benefits provided to the Employee hereunder by securing other employment or otherwise, nor will such payments and/or benefits be reduced by reason of the Employee securing other employment or for any other reason.
9.
Restrictive Covenants and Availability of Services.
(a)
The Employee will not use or disclose any confidential information of any Regency Entity without the Company’s prior written consent, except in furtherance of the business of the Regency Entities or except as may be required by law. Additionally, and without limiting the foregoing, the Employee agrees not to participate in or facilitate the dissemination to the media or any other third party (i) of any confidential information concerning any Regency Entity or any employee of any Regency Entity, or (ii) of any damaging, defamatory or disparaging statement or information concerning any Regency Entity, their officers or directors, without the Company’s prior written consent except as may be required by law. The term “confidential information” shall mean any non-public information relating to the business of the Regency Entities and, for clarity, shall not include information already in the public domain through no action or inaction of the Employee. Notwithstanding the foregoing, nothing herein prohibits Employee from cooperating with any government agency, including the National Labor Relations Board or the Equal Employment Opportunity Commission, or any similar state agency. Further, nothing herein prohibits Employee from reporting a possible violation of federal, state, or local law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, or any agency (including but not limited to the National Labor Relations Board or the Equal Employment Opportunity Commission) or Inspector General, or making other disclosures that are protected under any whistleblower provision of federal, state, or local law or regulation.
(b)
On the Termination Date, the Employee shall return to the Company and the Partnership all keys, equipment, identification or credit cards and all other property belonging to the Company or the Partnership, and return or destroy all confidential information. The Employee understands that all documents and materials related to the Company’s business, including all confidential information, are the sole property of the Company and that the Employee shall not make or retain any copies thereof on any media. If requested by the Company to do so, the Employee shall certify in writing that all materials containing confidential information (and copies thereof) have been returned or destroyed.
(c)
During the Employee’s employment and during the one (1) year period after the Employee ceases to be employed by any of the Regency Entities, the Employee agrees that:
(i)
the Employee shall not directly or knowingly and intentionally through another party recruit, induce, solicit or assist any other Person in recruiting, inducing or soliciting (A) any other employee of any Regency Entity to leave such employment or (B) any other Person with which any Regency Entity was actively conducting negotiations for employment on the Termination Date; and
(ii)
the Employee shall not personally solicit, induce or assist any other Person in soliciting or inducing (A) any tenant in a shopping center of any Regency Entity that was a tenant on the Termination Date to terminate a lease, or (B) any tenant, property owner, co-investment partner or build-to-suit customer with whom any Regency Entity had a lease, acquisition contract, business combination contract, co-investment partnership agreement or development contract on the Termination Date to terminate such lease or other contract, or (C) any prospective tenant, property owner, co-investor partner or build-to-suit customer with which any Regency Entity was actively conducting negotiations on the Termination Date with respect to a lease, acquisition, business combination, co-investment partnership or development project to cease such negotiations.
(d)
For a six (6) month period following any termination of employment, other than following a Change of Control, and following payment of all severance due to the Employee pursuant to Section 3, the Employee agrees to make himself available and, upon and as requested by the Company or the Partnership from time to time, to provide consulting services with respect to any projects the Employee was involved in prior to such termination and/or to cooperate in connection with the defense of any dispute, controversy or litigation relating to periods prior to such termination, as the Company or the Partnership may reasonably request. The Company or the Partnership will provide the Employee reasonable advance notice of any request to provide consulting services and cooperation, and will make all reasonable accommodations necessary to prevent the Employee’s commitment hereunder from materially interfering with the Employee’s employment obligations, if any. In no event will the Employee be required to provide more than twenty (20) hours of consulting services in any one month to the Company and the Partnership pursuant to this provision.
(e)
The parties agree that any breach of this Section 9 will result in irreparable harm to the non-breaching party which cannot be fully compensated by monetary damages and accordingly, in the event of any breach or threatened breach of this Section 9, the non-breaching party shall be entitled to injunctive relief. Should any provision of this Section 9 be determined by a court of law or equity to be unreasonable or unenforceable, the parties agree that to the extent it is valid and enforceable, they shall be bound by the same, the intention of the parties being that the parties be given the broadest protection allowed by law or equity with respect to such provision.
10.
Survival. The provisions of this Agreement shall survive the termination of this Agreement to the extent necessary to enforce the rights and obligations described therein.
11.
Compliance with Code Section 409A.

(a)
It is intended that this Agreement shall comply with the provisions of Section 409A of the Code, or an exemption to Section 409A of the Code. Without limiting the generality of the foregoing, the parties intend that all payments made hereunder shall qualify for either the “short-term deferral” exception or the separation pay exception or another exception under Section 409A of the Code, and this Agreement shall be interpreted, to the maximum extent possible, consistent with such intent. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code to the extent necessary in order to avoid the imposition of penalty taxes on the Employee pursuant to Section 409A of the Code. In no event may the Employee, directly or indirectly, designate the calendar year of any payment under this Agreement that is considered deferred compensation under Section 409A of the Code, and to the extent required by Section 409A of the Code, any payment that may be paid in more than one taxable year shall be paid in the later taxable year.
(b)
Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement that are subject to Section 409A of the Code shall be made in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Employee’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(c)
Notwithstanding any other provision of this Agreement to the contrary, if the Employee is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company and its Affiliates as in effect on the Termination Date), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to the Employee under this Agreement during the six-month period immediately following the Employee’s separation from service on account of the Employee’s separation from service shall instead be paid on the first business day of the seventh month following his separation from service (the “Delayed Payment Date”) with interest calculated at the short-term Applicable Federal Rate as in effect for the month in which the Termination Date occurs, to the extent necessary to prevent the imposition of tax penalties on the Employee under Section 409A of the Code. If the Employee dies prior to the Delayed Payment Date, then the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of his estate on the first to occur of the Delayed Payment Date or 30 calendar days after the date of the Employee’s death.
(d)
For purposes of applying the provisions of Code Section 409A to this Agreement, each separately identified amount to which the Employee is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Code Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company or the Partnership, as the case may be.
12.
Withholding. The Company or the Partnership shall withhold from all payments to the Employee hereunder all amounts required to be withheld under applicable local, state or federal income and employment tax laws.

13.
Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Employee and the Employee’s heirs and personal representatives, the Company and the Partnership, and their successors, assigns and legal representatives. The Company and the Partnership will require any successors thereto (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to expressly assume and agree to perform under this Agreement in the same manner and to the same extent that the Company and the Partnership would be required to perform if no such succession had taken place.
14.
Dispute Resolution. Any dispute, controversy or claim between the Company or the Partnership and the Employee or other person arising out of or relating to this Agreement shall be settled by arbitration conducted in the City of Jacksonville, Florida, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect; provided that this Section 14 shall not apply to, and the Company and the Partnership shall be free to seek, injunctive or other equitable relief with respect to any actual or threatened violation by the Employee of his or her obligations under Section 9 hereof in any court of competent jurisdiction. The arbitration decision or award shall be binding and final upon the parties, and not subject to any appeal or judicial review. The arbitration award shall be in writing and shall set forth the basis thereof. The parties hereto shall abide by all awards rendered in such arbitration proceedings, and all such awards may be enforced and executed upon in any court having jurisdiction over the party against whom enforcement of such award is sought. Each party shall be responsible for its own costs and expenses in any dispute or proceeding regarding the enforcement of this Agreement; provided, however, that in the event of a dispute, controversy or claim following a Change of Control, the Company and the Partnership (or their successor(s)) shall reimburse all of the Employee’s costs and expenses related to the arbitration if the Employee substantially prevails on any material issue, including any costs and expenses of seeking such reimbursement.
15.
Notice. Any notice, request, demand or other communication required or permitted herein will be deemed to be properly given when personally served in writing, by email or when deposited in the United States mail, postage prepaid, addressed to the Employee at the address (or email address) last appearing in the Company’s personnel records and to the Company at its headquarters with attention (or an email) to the Senior Vice President of Human Resources, with a copy to the General Counsel. Either party may change its address by written notice in accordance with this paragraph.
16.
Miscellaneous.
(a)
This Agreement shall be construed and enforced in accordance with the laws of the State of Florida (exclusive of conflict of law principles).
(b)
In the event that any provision of this Agreement shall be invalid, illegal or unenforceable, the remainder shall not be affected thereby.
(c)
This Agreement supersedes and terminates any prior employment agreement, severance agreement, or change of control severance agreement between the Company, the Partnership or any Affiliate thereof and the Employee; provided, however, that for clarity, the treatment of any equity awards granted by the Employee prior to his or her Termination Date shall be addressed pursuant to the terms of separate agreements between the Employee and the Company or the Partnership, as applicable, and the plan and other related documents governing any such awards.
(d)
Headings herein are inserted for convenience and shall not affect the interpretation of any provision of the Agreement.
(e)
This Agreement may not be terminated, amended, or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(f)
Should any provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.
17.
Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(Signature page to follow)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

REGENCY CENTERS CORPORATION

By:
Lisa Palmer
Its President & Chief Executive Officer

REGENCY CENTERS, L.P.

By:	REGENCY CENTERS CORPORATION
Its General Partner

By:
Lisa Palmer
Its President & Chief Executive Officer

EMPLOYEE

[insert employee name]